EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS STRONG SECOND QUARTER RESULTS

New York, New York August 15, 2016 - Network-1 Technologies, Inc. (NYSE: NTIP) today announced financial results for the quarter ended June 30, 2016.

Network-1 had revenue of $20,447,000 and $25,637,000 for the three and six months ended June 30, 2016, respectively, as compared to revenue of $1,747,000 and $7,374,000 for the three and six months ended June 30, 2015, respectively. The increase in revenue of $18,700,000 for the three months ended June 30, 2016, was due primarily to a $17,500,000 settlement of a professional liability claim.  Revenue from licensing of Network-1's patents increased $1,200,000 or 69% from $1,747,000 to $2,947,000 for the three months ended June 30, 2016 compared to the three months ended June 30, 2015 due primarily from a patent litigation settlement in June, 2016 and increased licensing revenue from licensees.

Network-1 realized net income of $8,230,000 or $0.35 per share (basic) and $0.33 per share (diluted)) for the three months ended June 30, 2016 compared with a net loss of $(220,000) or $(0.01) per share (basic and diluted) for the second quarter ended June 30, 2015.

Network-1 reported net income of $12,050,000 or $0.52 per share (basic) and $0.49 per share (diluted) for the six months ended June 30, 2016 compared with a net income of $1,310,000 or $0.06 per share (basic) and $0.05 per share (diluted) for the six months ended June 30, 2015.

At June 30, 2016, Network-1 had cash and cash equivalents of $35,369,000 and working capital of $37,654,000.  Subsequent to the end of the second quarter, Network-1 entered into settlement and license agreements aggregating $32,900,000 that will be recorded as revenue for the quarter ended September 30, 2016.

At June 30, 2016, the Company had net operating loss carryforwards (NOLs) of approximately $4,300,000 and temporary differences of approximately $1,100,000 totaling approximately $5,400,000 expiring through 2029, with a future tax benefit of approximately $1,874,000.

In September 2011, Network-1 initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent. Network-1 has now reached settlement and license agreements with eleven (11) of the original defendants.  The remaining five defendants in the lawsuit are Avaya Inc., AXIS Communications Inc., Hewlett-Packard Company, Juniper Networks, Inc., and Polycom Inc. Network-1 seeks monetary damages based upon reasonable royalties.  The litigation is currently scheduled for trial in March 2017.

The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless access points, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard, which led to the rapid adoption of PoE.  The IEEE also approved the 802.3at Power over Ethernet Plus (PoE Plus) Standard, which increased the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

Network-1 currently has twenty-four (24) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Extreme Networks, Inc., Dell, Inc., Netgear Inc., Alcatel-Lucent USA, Sony Corporation, Shoretel Inc., Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Samsung Electronics Co., Ltd., and several other data networking vendors.

On April 4, 2014 and December 3, 2014, Network-1 initiated litigation against Google Inc. and YouTube, LLC in the United States District Court for the Southern District of New York for infringement of several of its patents which relate to the identification of media content on the Internet.  The lawsuits allege that Google and YouTube have infringed and continue to infringe certain of the Company's patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube's Content ID system.  In December 2014, Google Inc. filed four petitions to institute Inter Partes Review (the "IPRs") at the United States Patent and Trademark Office ("USPTO") pertaining to patents asserted in the litigation. In each of the four IPRs Google sought to invalidate certain claims of the patents at issue within the Cox Patent Portfolio. On June 21, 2016, the PTAB issued its Final Written Decision in the four pending IPRs finding eighty-six (86) claims "not unpatentable" (valid) and, in total, one hundred and nineteen (119) out of one hundred and twenty-nine (129) or 92% of the challenged claims of the patents have survived Google's challenges in the IPRs.  None of the claims of the patents being asserted in the pending litigations against Google and YouTube were found invalid.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-eight (28) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $90 million from May 2007 through June 30, 2016.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The condensed statements of operations and condensed balance sheet are attached.

Network-1 Technologies, Inc.
Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

REVENUE	$20,447,000	$1,747,000	$25,637,000	$7,374,000

OPERATING EXPENSES:
Costs of revenue	5,754,000	478,000	7,240,000	2,167,000
Professional fees and related costs	372,000	327,000	825,000	773,000
General and administrative	426,000	792,000	828,000	1,451,000
Amortization of patents	297,000	413,000	711,000	826,000
Stock-based compensation	32,000	74,000	44,000	174,000
Contingent patent cost	500,000	—	500,000	—
TOTAL OPERATING EXPENSES	7,381,000	2,084,000	10,148,000	5,391,000

OPERATING INCOME (LOSS)	13,066,000	(337,000)	15,489,000	1,983,000
OTHER INCOME:
Interest income, net	16,000	12,000	26,000	33,000

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)	13,082,000	(325,000)	15,515,000	2,016,000

INCOME TAXES (BENEFIT):
Current	330,000	(15,000)	381,000	40,000
Deferred taxes (benefit), net	4,522,000	(90,000)	3,084,000	666,000
Total income taxes (benefit)	4,852,000	(105,000)	3,465,000	706,000

NET INCOME (LOSS)	$8,230,000	$(220,000)	$12,050,000	$1,310,000

Net Income (Loss) Per Share
Basic	$0.35	$(0.01)	$0.52	$0.06
Diluted	$0.33	$(0.01)	$0.49	$0.05

Weighted average common shares outstanding:
Basic	23,300,638	23,439,468	23,276,295	23,761,420
Diluted	24,637,316	23,439,468	24,451,944	25,006,281

NET INCOME (LOSS)	$8,230,000	$(220,000)	$12,050,000	$1,310,000

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gain (loss) on securities available-for-sale arising during the period	16,000	(32,000)	43,000	(12,000)

COMPREHENSIVE INCOME (LOSS)	$8,246,000	$(252,000)	$12,093,000	$1,298,000

Condensed Balance Sheet as of June 30, 2016

Cash and cash equivalents	$35,369,000

Total current assets	$39,485,000

Total assets	$42,672,000

Total current liabilities	$1,831,000

Total long term liabilities	$-0-

Total stockholders' equity	$40,841,000